UNITED STATES
                                          SECURITIES AND EXCHANGE COMMISSION
                                                Washington, D.C.  20549

                                                        FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                            Commission File Number     0-14466


         CONNECTICUT  GENERAL REALTY  INVESTORS III LIMITED  PARTNERSHIP
             (Exact name of registrant as specified in its charter)

         900 COTTAGE GROVE ROAD, SOUTH BUILDING
         BLOOMFIELD, CONNECTICUT  06002
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


     UNITS OF LIMITED PARTNERSHIP INTEREST
        (Title of each class of securities covered by this Form)


        NONE
  (Titles of all other classes of securities, for which a duty to file reports under section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)     x                 Rule 12h-3(b)(1)Ii)      :
      Rule 12g-4(a)(1)(ii)    :                 Rule 12h-3(b)(1)(ii)     :
      Rule 12g-4(a)(2)(i)     :                 Rule 12h-3(b)(2)(i)      :
      Rule 12g-4(a)(2)(ii)    :                 Rule 12h-3(b)(2)(ii)     :
                                                Rule 15d-6               :

Approximate number of holders of record as of the certification or notice date: 0

 Pursuant to the requirements of the Securities Exchange Act of 1934 CIGNA INCOME REALTY-I LIMITED PARTNERSHIP has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                 By:      CIGNA Realty Resources, Inc.-Fifth,
                                          General Partner


Date: December 30,1999          By:      /s/ John D. Carey
      -----------------                   ------------------
                                          John D. Carey, President





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